EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                            GETTING READY CORPORATION

                                   * * * * *

       Getting Ready Corporation, a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL") (the "Corporation"), DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of the Corporation has approved by Unanimous Written Consent a resolution amending the Certificate of Incorporation of the Corporation, as follows:

       RESOLVED, that ARTICLE FIVE of the Certificate of Incorporation of the Corporation shall, pursuant to Section 242(a)(3) of the GCL, be amended and restated in its entirety to read as follows:

       "Shares: The Corporation shall have authority to issue 499,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of blank check preferred stock, par value $.0001 per share."

       SECOND: That such resolution was duly adopted in accordance with the provisions of Section 242 of the GCL.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Sheldon Rose, its President, this 30th day of July, 2004.

                                                     By: /s/ Sheldon Rose
                                                       -------------------------
                                                       Name:  Sheldon Rose
                                                       Title: President